Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this registration statement on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 29, 2020 with respect to our audit of the consolidated financial statements of Facebank Group, Inc. (formerly known as Pulse Evolution Group, Inc.) and Subsidiaries as of December 31, 2019 and for the year then ended, appearing in the Annual Report on Form 10-K of Facebank Group, Inc.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

July 13, 2020